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                                                           Exhibit 26(h)(11)(ii)

                AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT

      THIS AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT ("Amendment") is made as of this 27th day of June, 2003, by and between MINNESOTA LIFE INSURANCE COMPANY (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor").

                                    RECITALS

      WHEREAS, the Company and Distributor are parties to a certain Shareholder Services Agreement dated May 18, 2002 (the "Agreement"), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the "Contracts");

      WHEREAS, the parties have agreed to amend the Agreement to add indemnification language regarding the printing and communicating of inaccurate information about the Funds; and

      WHEREAS, the parties now desire to further modify the Agreement as provided herein.

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

      1. Indemnification by the Company. Section 12 of the Agreement is hereby amended by adding the following language as Section 12(a)(iv) and the remaining sections shall be relettered/numbered accordingly:

            "(iv) arise out of any untrue and/or inaccurate statement of a material fact or Fund information set forth in any sales materials, prospectus and any and all related documentation originally prepared and supplied by Distributor reproduced by the Company from time to time of which Distributor was not previously afforded the opportunity to review pursuant to Sections 9(f) and 9(g)."

      2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

      3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

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      4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

MINNESOTA LIFE INSURANCE                   AMERICAN CENTURY
COMPANY                                    INVESTMENT SERVICES, INC.

By:      /s/ Robert J. Ehren               By:      /s/ William M. Lyons
       --------------------------------           ------------------------------

Name:  Robert J. Ehren                     Name:  William M. Lyons
                                                  ------------------------------

Title:  Second Vice President & Actuary    Title: Executive Vice President
                                                  ------------------------------

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